Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

NEWS RELEASE                                    Exhibit 99.1
MARSH McLENNAN REPORTS FIRST QUARTER 2021 RESULTS
First Quarter Revenue Growth of 9% Including Underlying Revenue Growth of 6%
First Quarter GAAP EPS of $1.91; Adjusted EPS Increases 21% to $1.99
GAAP Operating Income Rises 27%; Adjusted Operating Income Increases 20%

NEW YORK, April 27, 2021 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2021.
Dan Glaser, President and CEO, said: “Marsh McLennan had an outstanding first quarter. We delivered strong growth in underlying revenue and adjusted earnings, and generated meaningful adjusted operating margin expansion in both Risk & Insurance Services and Consulting. Our total revenue grew 9%, with underlying revenue growth of 6%. Adjusted operating income rose 20%, adjusted EPS grew 21%, and our adjusted operating margin increased 260 basis points to 29.6%.
“Our excellent start to 2021 positions us well for the balance of the year."
Consolidated Results
Consolidated revenue in the first quarter of 2021 was $5.1 billion, an increase of 9%, or 6% on an underlying basis, compared with the first quarter of 2020. Operating income was $1.4 billion compared with $1.1 billion in the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 20% to $1.4 billion.
Net income attributable to the Company was $983 million, or $1.91 per diluted share, in the first quarter. This compares with $754 million, or $1.48 per diluted share, in the prior year. Adjusted earnings per share rose 21% to $1.99 compared with $1.64 for the prior year period.

Risk & Insurance Services
Risk & Insurance Services revenue was $3.2 billion in the first quarter of 2021, an increase of 11% compared with the first quarter 2020, or 7% on an underlying basis. Operating income of $1.1 billion increased 24% from the prior year. Adjusted operating income rose 17% to $1.1 billion compared with $932 million in the prior year.
Marsh's revenue in the first quarter was $2.3 billion, an increase of 8% on an underlying basis. In US/Canada, underlying revenue rose 9%. International operations produced underlying revenue growth of 6%, reflecting growth of 8% in Asia Pacific, 6% in EMEA and 6% in Latin America. Guy Carpenter's revenue in the first quarter was $895 million, an increase of 7% on an underlying basis.
Consulting
Consulting revenue in the first quarter was $1.9 billion, an increase of 6%, or 3% on an underlying basis. Operating income of $361 million increased 28% from the prior year. Adjusted operating income rose 28% to $370 million compared with $289 million in the prior year.
Mercer, with revenue of $1.3 billion in the first quarter, was flat on an underlying basis. Wealth revenue of $623 million increased 1% on an underlying basis. Career revenue of $178 million increased 1% on an underlying basis. Health, with revenue of $487 million, was flat on an underlying basis.
Oliver Wyman’s revenue was $585 million in the first quarter, an increase of 11% on an underlying basis.
Other Items
In April, Marsh McLennan Agency (MMA) announced the acquisition of Montana-based PayneWest Insurance, one of the largest independent agencies in the U.S. With 26 locations and more than 700 employees, PayneWest will operate as MMA’s Northwest regional hub.
The Company repurchased approximately 1 million shares of its common stock for $112 million in the first quarter of 2021. On April 15, the Company repaid $500 million of senior notes maturing in July 2021.

Conference Call
A conference call to discuss first quarter 2021 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 4568747. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 76,000 colleagues advise clients in over 130 countries. With annual revenue of $17 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the financial and operational impact of COVID-19 on our revenue and ability to generate new business, our overall level of profitability and cash flow, and our liquidity, including the timeliness and collectability of our receivables;
•the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;
•the impact of investigations, reviews, or other activity by regulatory or law enforcement authorities;
•the financial and operational impact of complying with laws and regulations where we operate and the risks of noncompliance with such laws, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act, trade sanctions regimes and cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation;
•our ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the increased risk of cybersecurity attacks, including hacking, viruses, malware, ransomware and other types of data security breaches, as well as the heightened risk caused by remote work arrangements;
•our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;
•our ability to manage risks associated with our investment management and related services business, particularly in the context of uncertain equity markets, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest between investment consulting and fiduciary management services;
•our ability to attract and retain industry leading talent;
•the impact of changes in tax laws, guidance and interpretations, particularly due to proposals from the current administrations in the U.S. and U.K., or disagreements with tax authorities;
•our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster, government unrest or otherwise; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and various insurer revenue streams.
The factors identified above are not exhaustive. Marsh & McLennan Companies, Inc. and its subsidiaries (the "Company" or "Marsh McLennan") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$5,083	$4,651
Expense:
Compensation and benefits	2,807	2,555
Other operating expenses	918	1,026
Operating expenses	3,725	3,581
Operating income	1,358	1,070
Other net benefit credits	71	64
Interest income	—	2
Interest expense	(118)	(127)
Investment income (loss)	11	(2)
Income before income taxes	1,322	1,007
Income tax expense	324	240
Net income before non-controlling interests	998	767
Less: Net income attributable to non-controlling interests	15	13
Net income attributable to the Company	$983	$754
Net income per share attributable to the Company:
- Basic	$1.93	$1.49
- Diluted	$1.91	$1.48
Average number of shares outstanding
- Basic	509	505
- Diluted	514	510
Shares outstanding at March 31	509	506

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company conducts business in more than 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$2,325	$2,061	13%	3%	2%	8%
Guy Carpenter	895	827	8%	2%	—	7%
Subtotal	3,220	2,888	11%	3%	1%	7%
Fiduciary Interest Income	5	23
Total Risk and Insurance Services	3,225	2,911	11%	3%	1%	7%
Consulting
Mercer	1,288	1,251	3%	4%	(1)%	—
Oliver Wyman Group	585	511	14%	3%	—	11%
Total Consulting	1,873	1,762	6%	4%	(1)%	3%
Corporate/Eliminations	(15)	(22)
Total Revenue	$5,083	$4,651	9%	3%	—	6%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$837	$754	11%	7%	(2)%	6%
Asia Pacific	274	238	15%	7%	1%	8%
Latin America	90	91	(1)%	(7)%	—	6%
Total International	1,201	1,083	11%	5%	(1)%	6%
U.S./Canada	1,124	978	15%	1%	5%	9%
Total Marsh	$2,325	$2,061	13%	3%	2%	8%
Mercer:
Wealth	623	592	5%	6%	(1)%	1%
Health	487	486	—	1%	(1)%	—
Career	178	173	3%	3%	—	1%
Total Mercer	$1,288	$1,251	3%	4%	(1)%	—

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and reportable segment basis, for the three months ended March 31, 2021 and 2020. The following tables also present adjusted operating margin. For the three months ended March 31, 2021 and 2020, adjusted operating margin is calculated by dividing the sum of adjusted operating income plus identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2021
Operating income (loss)	$1,060	$361	$(63)	$1,358
Operating margin	32.9%	19.3%	N/A	26.7%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	1	5	5	11
Changes in contingent consideration (b)	6	(6)	—	—
JLT integration and restructuring costs (c)	16	6	1	23
JLT acquisition-related costs (d)	11	1	—	12
Other	(2)	3	—	1
Operating income adjustments	32	9	6	47
Adjusted operating income (loss)	$1,092	$370	$(57)	$1,405
Total identified intangible amortization expense	$86	$14	$—	$100
Adjusted operating margin	36.6%	20.5%	N/A	29.6%

Three Months Ended March 31, 2020
Operating income (loss)	$854	$282	$(66)	$1,070
Operating margin	29.4%	16.0%	N/A	23.0%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	2	4	3	9
Changes in contingent consideration (b)	3	(4)	—	(1)
JLT integration and restructuring costs (c)	61	10	9	80
JLT acquisition-related costs (d)	12	1	—	13
Disposal of business	—	(4)	—	(4)
Operating income adjustments	78	7	12	97
Adjusted operating income (loss)	$932	$289	$(54)	$1,167
Total identified intangible amortization expense	$72	$14	$—	$86
Adjusted operating margin	34.5%	17.2%	N/A	27.0%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases. Consulting charges in 2020 reflect severance and real estate exit costs related to the Mercer restructuring program completed in 2020.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Primarily costs incurred for staff reductions and real estate exit costs related to the JLT Transaction.
(d) Reflects retention costs related to the closing of the JLT Transaction.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three month periods ended March 31, 2021 and 2020.

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$998			$767
Less: Non-controlling interest, net of tax		15			13
Subtotal		$983	$1.91		$754	$1.48
Operating income adjustments	$47			$97
Investments adjustment	—			1
Impact of income taxes on above items	(9)			(17)
		38	0.08		81	0.16
Adjusted income, net of tax		$1,021	$1.99		$835	$1.64

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Consolidated
Compensation and benefits	$2,807	$2,555
Other operating expenses	918	1,026
Total expenses	$3,725	$3,581

Depreciation and amortization expense	$97	$97
Identified intangible amortization expense	100	86
Total	$197	$183

Stock option expense	$21	$16

Risk and Insurance Services
Compensation and benefits	$1,610	$1,452
Other operating expenses	555	605
Total expenses	$2,165	$2,057

Depreciation and amortization expense	$50	$52
Identified intangible amortization expense	86	72
Total	$136	$124

Consulting
Compensation and benefits	$1,074	$991
Other operating expenses	438	489
Total expenses	$1,512	$1,480

Depreciation and amortization expense	$29	$28
Identified intangible amortization expense	14	14
Total	$43	$42

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,120	$2,089
Net receivables	5,597	5,326
Other current assets	832	740
Total current assets	7,549	8,155

Goodwill and intangible assets	18,061	18,216
Fixed assets, net	830	856
Pension related assets	1,823	1,768
Right of use assets	1,824	1,894
Deferred tax assets	704	702
Other assets	1,482	1,458
TOTAL ASSETS	$32,273	$33,049

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,015	$517
Accounts payable and accrued liabilities	2,940	3,050
Accrued compensation and employee benefits	1,220	2,400
Current lease liabilities	342	342
Accrued income taxes	368	247
Dividends payable	238	—
Total current liabilities	6,123	6,556

Fiduciary liabilities	8,782	8,585
Less - cash and investments held in a fiduciary capacity	(8,782)	(8,585)
	—	—
Long-term debt	10,242	10,796
Pension, post-retirement and post-employment benefits	2,594	2,662
Long-term lease liabilities	1,850	1,924
Liabilities for errors and omissions	354	366
Other liabilities	1,514	1,485

Total equity	9,596	9,260
TOTAL LIABILITIES AND EQUITY	$32,273	$33,049

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating cash flows:
Net income before non-controlling interests	$998	$767
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	197	183
Non cash lease expense	79	80
Share-based compensation expense	78	72
Change in fair value of acquisition-related derivative contracts and other	5	(2)

Changes in Assets and Liabilities:
Accrued compensation and employee benefits	(1,180)	(1,178)
Net receivables	(275)	(313)
Other changes to assets and liabilities	(71)	(64)
Contributions to pension & other benefit plans in excess of current year credit	(102)	(85)
Operating lease liabilities	(82)	(86)
Effect of exchange rate changes	(55)	(12)
Net cash used for operations	(408)	(638)
Financing cash flows:
Purchase of treasury shares	(112)	—
Borrowings from term-loan and credit facilities	—	2,000
Net increase in commercial paper	—	193
Repayments of debt	(4)	(503)
Net issuance of common stock from treasury shares	(58)	(68)
Net distributions of non-controlling interests and deferred/contingent consideration	(40)	(50)
Dividends paid	(237)	(232)
Net cash (used for) provided by financing activities	(451)	1,340
Investing cash flows:
Capital expenditures	(69)	(118)
Net sales of long-term investments and other	2	66
Dispositions	—	7
Acquisitions	—	(200)
Net cash used for investing activities	(67)	(245)
Effect of exchange rate changes on cash and cash equivalents	(43)	(132)
(Decrease) increase in cash and cash equivalents	(969)	325
Cash and cash equivalents at beginning of period	2,089	1,155
Cash and cash equivalents at end of period	$1,120	$1,480